Exhibit 10.1

TO:	Steven J. Hilton

FROM:	Ray Oppel, Chairman of the Compensation Committee (the “Committee”)

DATE:	March 21, 2018

RE:	Notice of Additional LTI Opportunity and Additional Restricted Stock Unit Award (“Notice”)

Reference is made to that certain employment agreement (the “Employment Agreement”), effective January 1, 2017, concerning the employment and compensation of Steven J. Hilton, the Company’s Chief Executive Officer(“Executive”).
I. Additional Long-Term Incentive Opportunity
Under the Employment Agreement, the Executive’s annual Performance Share Award (PSA) is a target number of shares with a fair market value on the date of grant worth $1,000,000. The PSA has a three year performance period. The PSA that is payable for the performance period, if any, shall be an amount ranging from 0% to 150% of the target number of shares, contingent on the achievement of one or more performance goals established by the Committee.
The Committee hereby is notifying the Executive that it is exercising its discretion to grant to Executive an Additional Performance Share Award (the “APSA”), which is an award over and above the PSA required under the Executive’s Employment Agreement. This APSA is subject to the following rules:

A.
The APSA is being granted under the Stock Incentive Plan, giving the Executive the right to receive shares of common stock of the Company (“Shares”) based on a target specified in paragraph C, below and subject to the achievement of certain performance goals.

B.	The Performance Period for the APSA shall be the three year period beginning on January 1, 2018.

C.
A target number of Shares with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of $750,000 shall be established for the APSA for the Performance Period. The APSA that is payable, if any, shall be an amount ranging from 0% to 150% of the target number of Shares, contingent on the achievement of one or more performance goals established by the Committee for the Performance Period, as described in paragraph D, below. Notwithstanding the foregoing, the maximum number of shares deliverable pursuant to any APSA shall not exceed the maximum number of shares that could be granted during a calendar year under the Stock Incentive Plan.

D.
The Committee shall, in its sole discretion, establish in writing one or more pre-established, objective performance goals for the APSA. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the target number of Shares determined under paragraph C payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.
This APSA grant shall be subject to the terms and conditions of, the Stock Incentive Plan. If there is any conflict between the provisions of this Notice and the Stock Incentive Plan or any award agreement, this Notice shall control.

F.
The APSA shall be settled by delivery of whole Shares (with cash for any fractional share) to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that such Shares shall be delivered (and such cash, if any, shall be paid) no later than March 15, 2021.

II. Additional Restricted Stock Unit Award
Under the Employment Agreement, the Executive’s annual Restricted Stock Unit Award (RSU) is a target number of shares with a fair market value on the date of grant worth $1,000,000. The RSU has a three year time-based vesting period that begins on January 1 of the calendar year in which the RSU is granted.
The Committee hereby is notifying the Executive that it is exercising its discretion to grant to Executive an Additional Restricted Stock Award (the “ARSU”), which is an award over and above the RSU required under the Executive’s Employment Agreement. This ARSU is subject to the following rules:

A.	The ARSU is being granted under the Stock Incentive Plan, giving the Executive the right to receive shares of common stock of the Company (“Shares”).

B.	The Vesting Period for the ARSU shall be the three year period beginning on January 1, 2018 and ending on December 31, 2020.

C.
A target number of Shares with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of $750,000 shall be established for the ARSU. Notwithstanding the foregoing, the maximum number of shares deliverable pursuant to any ARSU shall not exceed the maximum number of shares that could be granted during a calendar year under the Stock Incentive Plan.

D.
This ARSU grant shall be subject to the terms and conditions of, the Stock Incentive Plan. If there is any conflict between the provisions of this Notice and the Stock Incentive Plan or any award agreement, this Notice shall control.

E.
The ARSU shall be settled by delivery of whole Shares (with cash for any fractional share) to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that such Shares shall be delivered (and such cash, if any, shall be paid) no later than March 15, 2021.

III. Effect of Termination of Employment or Change in Control on APSA and ARSU Awards
The special vesting and payment provisions that apply to Performance Share Awards and Restricted Stock Units in (i) the Employment Agreement and (ii) the Third Amended and Restated Change in Control Agreement between Executive and the Company, effective January 1, 2010, as thereafter amended (the “CIC Agreement”), shall apply to the APSA and ARSU Awards hereunder. Thus, for example, in the event the Executive’s employment with the Company terminates due to death or Disability, the APSA and ARSU Awards granted hereunder will be subject to the special vesting and payment provisions set forth in Section 7(e)(ii) of the Employment Agreement.
* * * * *
Both the Employment Agreement and the CIC Agreement remain in full force and effect. This Notice does not, nor is it intended to, amend either the Employment Agreement or the CIC Agreement.

COMPENSATION COMMITTEE

/s/ Ray Oppel
By:	Ray Oppel
Chairman of the Compensation Committee

Receipt of this Notice is hereby acknowledged by the Executive on the date set forth below:

/s/ Steven J. Hilton		March 21, 2018
Executive		Date